Exhibit 99(a)(5)(K)

Name:	Tom Albanese
Title:	CEO
Company:	Rio Tinto
Date:	23/07/2007
Time:	23:20
Channel:	Australian Broadcasting Corp
Duration:	10 mins 12 secs

Interview with Tom Albanese

Ali Moore

Tom Albanese, welcome to Lateline Business.

Tom Albanese

Good evening.

Ali Moore

You’ve been around the world. Indeed, you’re travelling around the world selling this deal to investors. It is a massive price - and clearly a prize that you believe it’s worth paying for. What’s the benchmark for success? At what point will you be able to say to the market, ‘Look: the price was right; the performance is here?’

Tom Albanese

Well, Ali, if we look at the deals that we’ve done over the past decade, the past several decades, it’s not just been over the months succeeding the deal, but literally the years. Look at the North deal in 2000, the DLC in 1995, the acquisition of BP Minerals in 1989. These were all very, very important steps in the history of Rio Tinto. They created not only immediate business opportunities, but, more importantly, they laid the foundation for opportunities and growth opportunities which sprung from those going forward. If we look at the Alcan deal, it will take a business which Rio Tinto’s been involved with literally for decades, the production of aluminium for the Asian markets. We will essentially transform that aluminium sector into the global leader while at the same time doing that in a way which is consistent and complimentary with Rio Tinto’s strategy and also our mantra for value.

Ali Moore

If you look at some of those potential benchmarks for success, a lot has been said about the fact that your return on assets is something like four times higher than Alcan’s, and indeed the entire aluminium industry is substantially lower in terms of return on assets. Can you run the Alcan assets harder? Can you do better with them?

Tom Albanese

Well, we see a number of opportunities to bring the Alcan assets into the Rio Tinto suite of assets. They’ll be parts of the Alcan businesses which we will basically take outside the whole. We’ve agreed with Alcan to sell the packaging business. That happens to be a fairly low margin part of the whole business, although it’s quite attractive for businesses that happen to be in the business of packaging. I think, as we look ahead, what we would be looking at is bringing the margins closer in line with the margins we’d see in Rio Tinto, and certainly work toward bringing the synergies together, bringing the capabilities of both teams together, and certainly looking to leverage into what I think is a very exciting market, particularly in China, where we’re seeing clearly double-digit growth in the aluminium demand. It really is bringing the whole global demand of aluminium up, and is pressuring the whole system, much as we’re beginning to see in other sectors in the mining sector, to really work hard to meet that demand. I think that makes a good business proposition.

Ali Moore

Given that, why do you think the market’s being sceptical? The share price has come back, but not to previous levels.

Tom Albanese

I think it took about a week or so for the market fully to absorb the transaction, understand how we saw the aluminium sector, [and] understand how we saw the business going forward. Like you say, the market has come back from that. I think as I spend my days meeting with both financial experts, journalists, and our investors, I certainly see a recognition with each day that they’ve actually gone in, done their own analysis and said, ‘Hm, yes, maybe there is something there.’

Ali Moore

You think that the doubters are now far fewer than they were a week ago?

Tom Albanese

Well, I’m not too sure there were too many doubters in the beginning, but again, everyone’s looking for those individuals that are out there. I think that certainly I’ve been very active; the whole team’s been very active and just educating the market about, first of all, the aluminium sector and how we see the aluminium sector going forward.

Ali Moore

As you say, you see it as one driven by enormous demand, particularly from China. We saw some pretty solid growth numbers out of China on Friday. Then, we saw an interest rate rise, but I guess it wasn’t much and it was pretty widely expected. How seriously do you think the Chinese authorities are committed to a slow-down?

Tom Albanese

I think that the Chinese authorities recognise that the growth in China now is running ahead of where they like to see it. Certainly, we have been, and most others have been, upgrading long-term projections for Chinese growth, and it even would be outrunning those areas. There are particular sectors which the Chinese see as sectors they’d like to slow down. Especially so, one of those would be their own production of aluminium going forward. Over the past week, there have been a number of new taxes for aluminium exports, [and] a number of reductions in duties for aluminium imports. This is very much consistent with our view of what’s happening within China now and certainly supports the business logic of this transaction.

Ali Moore

Certainly they have been moved to try and stem that domestic industry of aluminium, but I guess that, unlike iron ore or copper, China does have massive, although very highly priced, massive despots of bauxite. Does that, to some extent, give China the ability to put a cap on aluminium prices?

Tom Albanese

Actually, the bauxite that they do have would be of a quality which wouldn’t necessarily be the most efficient for producing aluminium with current smelting technologies. Over the past few years, we’ve been seeing very, very large increases in imported bauxite. I would say in the future that would be one of the constraints the Chinese will face as they try to match their own increases in demand with their own supply. I think the other part of their challenge will be: where do they get the power? Many see aluminium as been the equivalent as frozen power. It requires lots of electricity; it requires lots of power. As China’s overall industrialisation, it’s urbanisation, grows, it has more and more competing demands for that power. I think as we look ahead, we’re going to see more and more constraints being put on this smelting business for that power for that sector, and more of that power going into other parts of the business. Certainly that would cause the Chinese to rely more on aluminium imports in the future.

Ali Moore

This deal leaves Rio Tinto with three big focuses: aluminium, copper, and iron ore. In terms of profit contribution, everything else is substantially smaller: diamond and minerals, and energy. At what point with some of those products does it become an issue of ‘get bigger or get out’?

Tom Albanese

I think in most of our businesses, we have found that, in some years, some will do better; in some years, others will do better. As we look at the businesses that are, first of all, contributing the bulk of the earnings, certainly post-Alcan, it would be iron ore, copper and aluminium. We have also other important businesses. For example, we are the second-largest producer of uranium in the world. As we look ahead, we see very strong prospects for nuclear power and certainly uranium and how that can be an increasing part of our total income contribution.

Ali Moore

So that would be that uranium is not one of those things that you’re prepared to sell to help pay for this deal.

Tom Albanese

Actually, I like all of our assets. I like all of our businesses; they’re all good businesses. What we will do is we will look at those businesses, recognising they’re all healthy, they’re all profitable, they’re all generating cash flow. We will continue to invest in those businesses. However, we will look at the full range of Rio Tinto businesses, the full range of Rio Tinto assets, as part of this transaction to see if, at this particular point in time, some of them may not be fit for purpose as we work to reduce some of our gearing associated with this overall transaction.

Ali Moore

There’s certainly plenty of speculation about what might be on the table. Can I just throw a few at you to see whether you can rule it out? Coal & Allied: it’s a listed company separately; you’ve got 75% of it. Keep it, or sell it?

Tom Albanese

I wouldn’t want to comment on any of them. You could keep going through with that list, Ali, but it’s going to be the same answer. Sorry.

Ali Moore

Can you give us a quantum? You are talking north of US$10bn in asset sales. Given that you’re likely to pick up something like [US]$5bn for the packaging business of Alcan that you’ve already agreed to sell, how much north of [US]$10bn are you likely to get in the end?

Tom Albanese

I think all we’ve said is that we would be disappointed if it was only [US]$10bn. I’d expect it to be more than that, but again, with the very strong cash flow generation from Rio Tinto, with some asset sales, I think we can bring our overall gearing to what we’d see as a long-term, very manageable, very sustainable level.

Ali Moore

Tom Albanese, many thanks for your time.

Tom Albanese

Thank you, Ali.

Important Disclaimer

Although strenuous efforts are made to ensure the accuracy of interview transcripts, Executive Interviews and its associated companies accept no liability for what is said, for any discrepancy between the spoken and written word, or for any errors and omissions. Where doubt arises, please refer to the original broadcast video interview.